UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2025

INFINERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Ave
San Jose,	California	95119
(Address of principal executive offices, including Zip Code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Direct Funding Agreement

On January 16, 2025, Infinera Corporation (the “Company”) entered into a direct funding agreement (the “Direct Funding Agreement”) with the U.S. Department of Commerce (the “DOC”) under the Creating Helpful Incentives to Produce Semiconductors and Science Act of 2022 (the “CHIPS Act”).

Under the Direct Funding Agreement, the DOC has agreed to award the Company up to $93 million in direct funding (the “Awards”) related to the construction of a fabrication facility located in California and a photonics packaging and test facility located in Pennsylvania (the “Projects”).

The DOC will disburse the Awards funding to the Company based on the achievement of various milestones, with each disbursement reimbursing the Company for eligible uses of funds already incurred and paid by the Company. Disbursements are Project-specific and subject to the achievement of various capital expenditure, facility development, production qualification, the receipt of applicable permits and other governmental approvals, and various other conditions.

The Direct Funding Agreement contains representations, warranties and covenants applicable to the Company, including with respect to (i) delivering a letter of support and guarantee from Nokia Corporation, a company incorporated under the laws of the Republic of Finland (“Nokia”) after completion of the Merger (defined below), (ii) restrictions on dividends and share repurchases, (iii) restrictions on the expansion of semiconductor manufacturing capacity in certain foreign countries, (iv) restrictions on joint research and technology licensing with certain foreign entities, (v) restrictions on the use or installation of prohibited equipment that is manufactured or assembled by certain foreign entities, (vi) compliance with various federal regulations and requirements and (vii) limitations on dispositions of the Projects, including through dispositions of equity interests in the Projects.

The Direct Funding Agreement contains restrictions on certain “change of control” transactions (excluding the transactions contemplated by that certain Agreement and Plan of Merger, dated June 27, 2024, by and among the Company, Nokia, and Neptune of America Corporation, a corporation organized under the laws of Delaware; such transactions, the “Merger”). “Change of Control” as defined in the Direct Funding Agreement means the occurrence of any of the following: (i) prior to completion of the Merger, the Company ceasing to be owned 100% by persons holding, directly or indirectly, shares that are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country; (ii) prior to completion of the Merger, any person or two or more persons acting in concert acquiring or entering into a contract or arrangement that results in such person or persons exercising, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors on a fully-diluted basis representing more than 35% of the combined voting power of such securities; (iii) on or after completion of the Merger, Nokia ceasing, directly or indirectly, to hold at least 67% of the voting equity securities or the economic value of the equity securities of the Company; and (iv) on or after completion of the Merger, Nokia ceasing to maintain the power, directly or indirectly, to direct or cause the direction of the management, business or policies of the Company.

In the event of certain significant breaches under the Direct Funding Agreement by the Company (e.g., CHIPS Act program requirements, change of control restrictions, project abandonment, etc.), the DOC may have termination rights and other remedies. Such rights and remedies vary depending on the nature of such breach, but can include: (i) requiring the repayment of some or all of the Awards; (ii) imposing additional conditions on the Awards; (iii) suspending or terminating all or any portion of the Awards; (iv) withholding or suspending a disbursement of the Awards; (v) terminating the Direct Funding Agreement and the Awards; and (vi) taking other actions available to the DOC.

The foregoing description of the Direct Funding Agreement is qualified in its entirety by reference to the full text of the Direct Funding Agreement, which the Company intends to file with the Securities and Exchange Commission (“SEC”) as an exhibit to a subsequent periodic report.

Loan Amendment

In connection with the Company’s entry into the Direct Funding Agreement, on January 16, 2025, the Company entered into the Fourth Amendment to Loan, Guaranty and Security Agreement (the “Loan Amendment”), among the Company, the other obligors party thereto, the lenders that are a party thereto, and Bank of America, N.A., as administrative agent (the “Agent”). The Loan Amendment amends that certain Loan, Guaranty and Security Agreement, dated as of June 24, 2022 (as amended from time to time), among the Company, the other obligors party thereto, the lenders party thereto, and the Agent, to permit the Company to enter into and perform its obligations under the Direct Funding Agreement.

The foregoing description of the Loan Amendment is qualified in its entirety by reference to the full text of the Loan Amendment, which the Company intends to file with the SEC as an exhibit to a subsequent periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: January 23, 2025	By:	/s/ NANCY ERBA
Nancy Erba
Chief Financial Officer